For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

Nobel Learning Communities, Inc. Reports Fourth Quarter and Fiscal 2009 Financial Results

Enters Online and Distance Learning Market and Expands Curriculum through High School with Acquisition of Laurel Springs School

WEST CHESTER, Pa. – September 8, 2009 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported results for the fourth quarter and fiscal year 2009 ended June 27, 2009.

For fiscal 2009, revenues were $220.1 million, up 7.8% from $204.2 million for fiscal 2008.  EBITDA for fiscal 2009 was $21.4 million, up 5.9% from $20.2 million in fiscal 2008.  Net income on a GAAP basis was $4.6 million or $0.43 per fully diluted share for fiscal 2009, compared to $7.7 million or $0.72, respectively, for fiscal 2008.  Adjusted for school closure costs and certain professional fees, adjusted non-GAAP net income for fiscal 2009 was $5.7 million or $0.53 per fully diluted share.  Excluding the gain from a contract settlement this compares to fully diluted adjusted non-GAAP net income of $7.1 million or earnings per share of $0.67 for fiscal 2008. Adjusted Net Income,  Diluted Earnings per Share and EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Reconciliation of Non-GAAP Financial Measures.”  Comparable school revenues were down 1.2% for fiscal 2009, primarily due to a 4.7% decline in enrollments.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “Nobel Learning achieved record revenues in fiscal 2009, despite the sharp increase in unemployment that negatively impacted our primarily dual-income households and reduced our comparable school revenues by 1.2% for the year.  Anecdotal evidence suggests that our enrollment trends exceeded industry averages, a strong endorsement of our model and our continued investment in our facilities, teachers and administrators.   In fiscal 2009, we continued to grow, opening four new schools and acquiring nine schools.  In the last two years we have increased the total number of schools operated by 20 percent.  Having built a leading educational platform, we are now in position to pursue our new strategic initiatives to sustain our growth, increase the scalability of our models and improve returns for our shareholders over the long term.”

Acquisition of Laurel Springs School
The Company today announced the acquisition of Laurel Springs School, an online and distance learning school (www.laurelsprings.com). Laurel Springs’ educational program spans the entire K-12 market and has a fully accredited curriculum that includes Honors AP Courses, a Gifted and Talented program, a chapter of the National Honor Society, virtual clubs, online symposiums and a strong college preparatory program. Laurel Springs’ student body includes elite athletes, entertainers and home schoolers from all 50 states and from 40 foreign countries.

Mr. Bernstein added, “This acquisition extends our educational programs through high school and gives Nobel Learning a fully integrated K-12 platform.  In addition, it immediately positions us as a leader in the rapidly growing, private school distance learning market.  As a result, we now have a strong new strategic growth platform with a global reach and a leading position in college preparatory distance learning.”

Fourth Quarter 2009 Results
Revenues for the fiscal 2009 fourth quarter were $56.4 million, marginally higher than the fourth quarter of fiscal 2008.  EBITDA for the fourth quarter of 2009 was $5.4 million compared to $6.9 million for the fourth quarter of 2008.  Net income on a GAAP basis was $466,000, or $0.04 per fully diluted share, for the fourth quarter of fiscal 2009, compared to $3.3 million, or $0.31 per fully diluted share, in the fourth quarter of fiscal 2008.  During the fourth quarter of fiscal 2009, the company incurred a number of charges related to the previously announced lawsuit filed against the Company by the Department of Justice and the previously announced closing of six financially underperforming schools including one school closed due to physical facility limitations which may be remediated by the property’s landlord.  In the aggregate, the highlighted legal and school closure costs amounted to $1.3 million, pre-tax, or approximately $0.08 per fully diluted share in the quarter.  As adjusted for these items adjusted non-GAAP net income for the fourth quarter of 2009 was $1.3 million, or $0.12 per fully diluted share.  Results for the fourth quarter of 2008 included a gain on a contract settlement; excluding that gain, fourth quarter 2008 adjusted non-GAAP net income was $2.8 million or $0.26 per fully diluted share.  Adjusted Net Income, Diluted Earnings per Share and EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Reconciliation of Non-GAAP Financial Measures.”  Comparable school revenues in the fourth quarter of 2009 were down 3.9%, primarily due to a 7% decrease in enrollments.

Looking ahead to Fiscal 2010
Mr. Bernstein concluded, “We enter our new fiscal year in sound financial condition and with a refined strategy focused on leveraging the complementary nature of our two very strong business models.  Our traditional preschool platform will continue to be managed to sustain its significant cash flow opportunities.  With the acquisition of Laurel Springs, we now have an integrated K-12 platform that is among the first in the world with brick, brick and click, and click only curriculum delivery modalities.  This business will be managed to capitalize on the significant growth opportunities achievable through the highly-scalable nature of our distance learning and online programs.  We believe these dual growth tracks represent an important evolution of our long-term growth strategy that will allow us to create additional value for Nobel Learning stockholders.”

About Nobel Learning Communities
Nobel Learning Communities, Inc. is a national network of over 180 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com. For more information on Laurel Springs, please visit www.LaurelSprings.com

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in ability to hire and retain qualified personnel, competitive market demand and conditions, ability to find affordable real estate, ability to obtain the capital required to implement plans, government regulations, changes in economic conditions reducing demand or need for private schools, potential negative publicity and defense against such,  environmental health conditions, the small number of stockholders with majority ownership, effective financial reporting controls, competitive conditions including tuition price sensitivity, execution of growth and operating strategies, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company does not intend to update these statements or other information in this press release based on future events or circumstances.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  Financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted Net Income and the related earnings per share figures and EBITDA in this release are non-GAAP financial measures. Adjusted Net Income and EBITDA exclude the special items described elsewhere in this release.  Due to the number of non-operating related items included in net income, we present EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis.  The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Fifty Two Weeks Ended June 27, 2009 and June 28, 2008
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)

	Thirteen Weeks Ended		Fifty Two Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008

Revenues	$56,410	$56,319	$220,103	$204,201
Gross profit	6,501	9,569	28,984	30,651
General and administrative expenses	4,728	4,934	18,726	18,516
Operating income	1,773	4,635	10,258	12,135
Interest expense	222	205	981	475
Other income	(13)	(8)	(78)	(326)
Income from continuing operations before income taxes	1,564	4,438	9,355	11,986
Income tax expense	605	1,713	3,622	4,621
Income from continuing operations	959	2,725	5,733	7,365
Income (loss) from discontinued operations, net of income tax effect	(493)	610	(1,169)	313
Net income	$466	$3,335	$4,564	$7,678

Weighted average diluted common shares outstanding:	10,699	10,637	10,701	10,630

Income from continuing operations	$0.09	$0.26	$0.54	$0.69
Income (Loss) from discontinued operations	(0.05)	0.06	(0.11)	0.03
Net income per diluted share	$0.04	$0.31	$0.43	$0.72

Reconciliation of Non-GAAP Financial Measures

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty Two Weeks Ended	Fifty Two Weeks Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net income	$466	$3,335	$4,564	$7,678

Lease exit costs for closed schools, net of tax	125	-	125	-
Change in Accounting Estimate - re-determination of useful life - depreciation for closed schools, net of tax	550	-	619	-
Professional fees for evaluation of Company sale process, net of tax	-	-	226	-
Professional fees for DOJ lawsuit, net of tax	138	-	176	-
Realization of gain contingency on lease contract net of related property costs, net of tax	-	(572)	-	(572)
Total adjustments, net of tax	813	(572)	1,146	(572)

Adjusted net income	$1,279	$2,763	$5,710	$7,106

Weighted average diluted shares outstanding	10,699	10,637	10,701	10,630
Adjusted net income per share	$0.12	$0.26	$0.53	$0.67

Operating Income	$1,773	$4,635	$10,258	$12,135

Items excluded from operating income to reconcile non-GAAP operating income:
Stock based compensation	241	192	1,012	717
Depreciation and amortization	3,344	2,042	10,087	7,320
Total adjustments	3,585	2,234	11,099	8,037

EBITDA	$5,358	$6,869	$21,357	$20,172

Nobel Learning Communities, Inc.
Selected Balance Sheet Data
As of June 27, 2009 and June 28, 2008
(Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
(Unaudited)

	As of
	June 27, 2009	June 28, 2008

Cash and cash equivalents	$786	$1,064
Property and equipment, net	28,750	28,098
Goodwill and intangible assets, net	78,214	72,303
Deferred revenue	14,526	15,003
Total debt	13,525	12,500
Stockholder's equity	$68,886	$62,914

Number of schools	180	173

Certain reclassifications have been made to the prior year condensed financial statements to current period presentation to conform with the current presentation of schools reported as discontinued operations.  Certain financial information is presented on a rounded basis, which may cause minor differences